UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2008

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I-TRAX, INC.
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(Exact name of registrant as specified in its charter)

Delaware ------------------------	001-31584 ------------------------	23-3057155 ------------------------
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Hillman Drive, Suite 130 Chadds Ford, Pennsylvania ------------------------------------------------	19317 ------------------------------------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:                                                                                                           (610) 459-2405

N/A
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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On April 30, 2008, Putter Acquisition Sub, Inc. (“Acquisition Sub”), a wholly owned subsidiary of Walgreen Co. (“Walgreens”), merged with and into I-trax, Inc. (the “Merger”).  The Merger completed the acquisition of I-trax by Walgreens, pursuant to the Agreement and Plan of Merger, dated as of March 14, 2008 (the “Merger Agreement”), among Walgreens, Acquisition Sub and I-trax.  In the Merger, each outstanding share of I-trax common stock, par value $.001 per share (the “Common Stock”), and I-trax Series A Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock” and collectively with the Common Stock, the “Shares”) (other than Shares owned by Walgreens or any of its affiliates, or Shares held by an I-trax stockholder who perfects his, her or its appraisal rights in connection with the Merger) was converted into the right to receive $5.40 for each share of Common Stock and $54.00 plus the Dividend Amount (as defined below) for each share of Preferred Stock.  The “Dividend Amount” payable with respect to the shares of Preferred Stock in the Merger was calculated by dividing the value of accrued and unpaid dividends on such shares at the time of effectiveness of the Merger by $3.84 (which equals the average market price of shares of Common Stock during the ten trading days prior to, and including, March 14, 2008, calculated in accordance with the terms of the Preferred Stock) and multiplying the result by $5.40.

As a result of the Merger, Walgreens has acquired the business and assets of I-trax.

Item 3.01                     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, I-trax notified the American Stock Exchange (“AMEX”) on April 30, 2008, that the Merger was consummated.  I-trax requested that the Common Stock be delisted from the AMEX, effective at the close of the market on April 30, 2008, and that the AMEX file with the Securities and Exchange Commission an application on Form 25 to report that the Common Stock is no longer listed on the AMEX.  As a result, I-trax Common Stock is no longer listed on any stock exchange or quotation system, including AMEX.

Item 5.01                     Changes in Control of Registrant.

As previously disclosed, on March 28, 2008, pursuant to the Merger Agreement, Walgreens commenced tender offers to purchase all outstanding shares of I-trax’s Common Stock and Preferred Stock at a price of $5.40 for each share of Common Stock and $54.00 plus the Dividend Amount (as defined below) for each share of Preferred Stock (the “Offers”).  The “Dividend Amount” payable with respect to the shares of Preferred Stock in the Offers was calculated by dividing the value of accrued and unpaid dividends on such shares at the time of acceptance by $3.84 (which equals the average market price of shares of Common Stock during the ten trading days prior to, and including, March 14, 2008, calculated in accordance with the terms of the Preferred Stock) and multiplying the result by $5.40.  The Offers expired, as scheduled, at 12:00 midnight, New York City time, at the end of Thursday, April 24, 2008.  As a result of Walgreens’ acceptance of the Shares tendered in the Offers, representing approximately 96.3% of I-trax’s Common Stock and 98.6% of I-trax’s Preferred Stock, there was a change in control of I-trax, and Walgreens controls I-trax.

The aggregate purchase price paid for all the Shares and options to purchase Shares in the Offers and the Merger was approximately $258 million plus related transaction fees and expenses.  Walgreens provided the funds necessary to complete the Offers and the Merger from its existing cash balances, cash equivalents and currently available sources of credit as previously disclosed on the Schedule TO filed by Walgreens on March 28, 2008, as amended.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of
   Certain Officers.

In connection with the consummation of the Merger, each of the directors of I-trax resigned from the Board of Directors of I-trax, effective April 30, 2008.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement, at the effective time of the Merger the Company’s Certificate of Incorporation was amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01                      Other Events.

On May 1, 2008, Walgreens issued a press release announcing the completion of the merger of Acquisition Sub with and into I-trax.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

2.1
Agreement and Plan of Merger, dated March 14, 2008, among Walgreen Co., Putter Acquisition Sub, Inc., and I-trax, Inc. (incorporated by reference to Exhibit 2.1 to I-trax, Inc.’s Current Report on Form 8-K filed on March 17, 2008).

99.1*	Press Release of Walgreen Co. dated May 1, 2008.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I-TRAX, INC.

Date: May 1, 2008	By: /s/ Yuri Rozenfeld
Name: Yuri Rozenfeld
Title: Senior Vice President

Exhibit Index

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated March 14, 2008, among Walgreen Co., Putter Acquisition Sub, Inc., and I-trax, Inc. (incorporated by reference to Exhibit 2.1 to I-trax, Inc.’s Current Report on Form 8-K filed on March 17, 2008).

99.1*	Press Release of Walgreen Co. dated May 1, 2008.

* Filed herewith.